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                                                                      Exhibit 10

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT, made as of the 6th day of January, 1997, by and between
H. J. HEINZ COMPANY, a Pennsylvania corporation ("Heinz"), and DANIEL J. O'NEILL of 591 Longchamps Drive, Devon, Pennsylvania ("Employee").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, Heinz is the parent company of multiple subsidiaries and business units; and

     WHEREAS, Star-Kist Foods, Inc. ("Star-Kist") is a wholly owned subsidiary of Heinz engaged in the business of tuna and pet food processing and related activities and businesses; and

     WHEREAS, Employee desires to contribute his professional skills and abilities to Heinz as an executive vice president with responsibility as president and chief executive officer of Star-Kist; and

     WHEREAS, Employee is the signator of an Employee Agreement Relating to Confidential and Proprietary Information with Campbell Soup Company dated December 6, 1995 (the "Restrictive Agreement") which places certain restraints on Employee, including those restraints on subsequent employment under Section 9 thereof as are reasonable and necessary under applicable law (the "Restraint") but which specifies permitted types of employment with "Conflicting Organizations" in Section 9(b) thereof (the "Restraint Exception"); and

     WHEREAS, the employment of Employee hereunder shall be limited to employment authorized under the Restraint Exception only during the term of the Restraint and which is otherwise not in violation of the Restrictive Agreement.

     NOW, THEREFORE, intending to be legally bound, Heinz agrees to employ Employee, and Employee hereby agrees to be employed by Heinz, upon the following terms and conditions:
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                                      -2-

                                   ARTICLE I

                                  EMPLOYMENT
                                  ----------

     1.01  (a)  Office. Employee is hereby employed by Heinz, and Employee
                ------
hereby accepts employment by Heinz as Executive Vice President of Heinz with responsibility as President and Chief Executive Officer of Star-Kist. Employee shall be based in Pittsburgh, Pennsylvania. Employee's Position Description is set forth in Exhibit A, attached hereto and made a part hereof. Employee shall use his best energies and abilities in the performance of these duties. In no case shall Employee's duties involve, directly or indirectly, any role or function in any product, process, equipment, project or service, or component thereof, in violation of the Restraint unless the same qualifies under the Restraint Exception. The Position Description and the job description and requirements of Employee's job under this Agreement shall be subject to and superseded by the requirements of the Restraint and shall be deemed to be modified and amended in order that the Position Description, the job description and requirements strictly confirm to the scope of the Restraint Exception. As soon as Employee is released from restrictions under the Restraint, Employee shall be considered for appointment to additional executive duties on behalf of Heinz.

           (b)  Nomination. Dr. Anthony J. F. O'Reilly, Chairman of the Board of
                ----------
Directors and Chief Executive Officer of Heinz shall recommend Employee to the nominating committee of the Board of Directors of Heinz for nomination to the Board of Directors of Heinz and such nomination shall be considered and promptly acted upon by the nominating committee of the Heinz Board of Directors upon the expiration of the Restraint or at any time prior to such expiration upon receipt by Heinz of an opinion of Paul, Weiss, Rifkind, Wharton & Garrison stating that Employee's nomination and election to the Heinz Board of Directors should not breach the Restraint or the Restrictive Agreement.

     1.02  Term. Employee's employment hereunder shall commence on the first
           ----
business day after the effective date of the termination of his present employment. Employee has advised Heinz that he shall submit his resignation from his present employment on the first business day after execution of this Agreement with the effective date thereof to be set in the discretion of Employee, but in no case shall such effective date extend more than three weeks from the date of resignation.
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     1.03.  Initial Payment. Upon Employee's resignation from his current
            ---------------
employment, and execution of this Agreement, Heinz shall forthwith pay to Employee the non-refundable sum of One Million Dollars ($1,000,000).


     1.04.  Base Salary. Upon commencement of his employment with Heinz
            -----------
hereunder, Heinz shall pay Employee compensation at the rate of $400,000.00 per year (hereinafter the "Base Salary"), with such adjustments from time to time which, as determined by Heinz, are appropriate to recognize and reward Employee for his achievements for, and contributions to, Heinz pursuant to established guidelines of Heinz.


     1.05.  Incentive Compensation. Employee shall be a participant in the
            ----------------------
Shareholder Success Program ("SSP") or any successor program to SSP. Employee shall receive payments annually in accordance with the SSP or any successor program applicable to Employee. For the Heinz fiscal year ending April 30, 1997, Employee shall receive from the SSP and, if necessary, a supplemental payment for a bonus totaling not less than $200,000.00. For the Heinz fiscal year ending April 29, 1998, Employee shall receive from the SSP and, if necessary, a supplemental payment for a bonus totaling not less than $400,000.00. During the term of the Restraint, all payments to Employee from the SSP, any successor program to the SSP or any other bonus payments shall be based upon and calculated from the performance of Star-Kist Foods, Inc.; no such SSP or any other bonus program shall be based on the performance of H. J. Heinz Company as a whole during the term of the Restraint; except that should the bonuses calculated as described above be less than the guaranties provided above, then Heinz shall be permitted to pay Employee such guaranteed amounts. Employee shall have Hay Points under the Heinz compensation system as recommended by Heinz' Chief Executive Officer and such Hay Point total shall not be less than that of any officer of Heinz or any affiliate of Heinz other than the Chairman of the Board of Directors and Chief Executive Officer of Heinz or the President of Heinz.

     1.06  Stock Options. Upon Employee's resignation from his current
           -------------
employment and his execution of this Agreement, Employee shall be deemed to be an employee under the 1996 H. J. Heinz Company Stock Option Plan and shall be granted options for the purchase of 500,000 shares of Heinz
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                                      -4-

stock on the following terms:


          . Grant in accordance with the 1996 H. J. Heinz Company Stock Option
            Plan and shall have a term of ten (10) years; and


          . All of such options shall vest on January 6, 2000.


Any and all unvested options granted under this Section 1.06 shall become vested and immediately exercisable upon a Change in Control of Heinz as defined in the 1996 H. J. Heinz Company Stock Option Plan or upon Employee's termination by Heinz under Section 2.03. Pursuant to the 1996 H. J. Heinz Company Stock Option Plan, vested and unvested options become immediately exercisable upon the death or physical disability of the Employee during his employment hereunder and shall remain exercisable at all times prior to expiration of such options. Should Employee's employment hereunder terminate under Section 2.03, Employee may exercise his options at any time within three months of his last date of employment hereunder. Should Employee choose to resign his employment hereunder, all of his options shall terminate on the effective date of this resignation.

     1.07.  Employee Benefits and Related Items
            -----------------------------------

     (a) Employee shall participate in and shall receive from time to time such fringe benefits as other executives in comparable or similar positions with Heinz, in accordance with employment policies of Heinz, including but not limited to participation in any vacation plan, any disability or wage continuation plan, or group insurance, hospitalization or other benefit plan arrangement of Heinz, which is applicable to employees generally and which is or may be applicable to executive employees. The vacation entitlement of Employee shall be five (5) weeks per year.

     (b) Employee shall receive a car for his use while he is employed by Heinz pursuant to the Heinz executive automobile policy and guidelines.
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                                      -5-

     (c) Heinz shall reimburse Employee for Employee's reasonable costs to relocate at Heinz' request.

     (d) Heinz shall pay or, if Employee pays, shall reimburse Employee, for such reasonable business expenses as he incurs in performing his responsibilities under this Agreement.

                                  ARTICLE II

                                 TERMINATION
                                 -----------

      2.01. Illness, Incapacity. If during the term of Employee's employment
            -------------------
hereunder Employee shall be prevented, in accordance with the then current Heinz disability policy and based upon the judgment of competent medical personnel, from effectively performing his duties hereunder for a period of six consecutive months or six months in any 12 month period by reason of illness or disability, then Heinz may, by written notice to Employee, terminate Employee's employment hereunder. Upon delivery to Employee of such notice, together with payment of any accrued Base Salary, and pro-rata fiscal year Incentive Compensation, if any, Employee's employment and all obligations of Heinz under Article I hereof shall forthwith terminate; provided, however, Employee shall continue to own those Heinz stock options issued to him under their terms as specified in
Section 1.06 and shall receive any disability benefits to which he is entitled under the Heinz benefit plan then in effect and applicable to Employee. The obligations of Employee under Article III hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.01.


     2.02.  Death. If Employee dies during the term of his employment,
            -----
Employee's employment hereunder shall terminate and all obligations of Heinz hereunder, other than obligations with respect to the payment of accrued and unpaid Base Salary, stock options as specified in Section 1.06, pro-rata fiscal year Incentive Compensation, if any, and benefits, shall terminate.


     2.03.  Heinz Termination. Employee's employment hereunder may be terminated
            -----------------
at any time by Heinz with or without cause. Following such termination, Heinz shall pay Employee the amount of his base salary ordinarily due for twelve months work hereunder plus the amount of the last Incentive

















































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                                      -6-

Compensation bonus received by Employee. Payment of all other compensation and benefits to Employee hereunder shall cease effective as of the date of any such termination; provided, however, Employee shall retain his rights in vested stock options as specified in Section 1.06 and shall retain the Initial Payment made to Employee under 1.03 hereinabove. The obligations of Employee under Article III hereof shall continue notwithstanding termination of Employee's employment under this Section 2.03.

     2.04.  Employee Termination. Employee's employment hereunder may be
            --------------------
terminated at any time by Employee. Employee shall give Heinz sixty (60) days prior written notice of such termination of his employment with Heinz. The obligations of Employee under Article III hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.04. If Employee terminates his employment with Heinz, Employee shall not be entitled to any further payments or other compensation or benefits from Heinz.

                                  ARTICLE III

                CERTAIN EMPLOYEE ACKNOWLEDGEMENTS AND COVENANTS
                -----------------------------------------------

     3.01.  Confidential Information. For purposes of this Agreement, the "Heinz
            ------------------------
Group" shall mean Heinz, Star-Kist and any subsidiary and affiliate of Heinz. Employee recognizes and acknowledges that: (a) in the course of Employee's employment hereunder it may be necessary for Employee to acquire or be exposed to information which could include, in whole or in part, information concerning the Heinz Group's business plans and strategies, marketing research, sales techniques, methods, customers and prospective customers, sources of supply, computer programs, system documentation, special hardware, software development, manuals, formulae, processes, machine, compositions, ideas, improvements, inventions or any other confidential or proprietary information belonging to the Heinz Group or relating to the Heinz Group's affairs (collectively referred to herein as the "Confidential Information"); (b) the Confidential Information is the property of the Heinz Group; (c) the unauthorized use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Heinz Group; and (d) it is essential to the protection of the Heinz Group's goodwill and to the maintenance of the Heinz Group's competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use
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                                      -7-


the Confidential Information to Employee's own advantage or the advantage of others. Confidential Information shall not include information that becomes publicly available through no fault of Employee. Nothing herein shall conflict with the strict compliance of Employee with the Restraint and the Restrictive Agreement; Employee shall have no role in the receipt, handling or consideration of information about businesses not authorized or permitted for Employee's receipt, handling or consideration by the Restraint Exception and Restrictive Agreement.

     3.02.  Non-Disclosure of Confidential Information.  Employee agrees to, and
            ------------------------------------------
hereby shall, hold and abide by Heinz procedures to safeguard the Confidential Information in trust for Heinz, its successors and assigns, and shall not, without the prior written consent of Heinz, misappropriate or disclose or make available to anyone for use outside the Heinz Group at any time, either during his employment with Heinz or the Heinz Group or subsequent to the termination of his employment with Heinz for any reason, including without limitation termination by Heinz for cause or without cause, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to Heinz.

     3.03.  Disclosure of Works and Inventions/Assignment of Patents.  Employee
            --------------------------------------------------------
shall disclose promptly to Heinz or its nominee or assignee any and all works, inventions, trademarks, discoveries and improvements authored, conceived or made by Employee during the period of employment and related to the business or activities of Heinz, and hereby assigns and agrees to assign all his interest therein to Heinz or its nominee. Whenever requested to do so by Heinz, Employee shall execute any and all applications, assignments or other instruments which Heinz shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect Heinz' interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, trademarks, discoveries and improvements authored, conceived or made by Employee during the period of employment, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives. Heinz agrees to reimburse Employee for all reasonable expenses incurred in complying with this Section 3.03.

     3.04.  Duties.  Employee agrees to be a loyal employee of Heinz. Employee
            ------
agrees to devote his
best efforts full time to the performance of his duties for Heinz, to give proper time and attention to furthering Heinz' business, and to comply with all rules, regulations and instruments established or issued by Heinz. Employee further agrees that during the term of this Agreement, Employee shall not, directly or indirectly, engage in any business which, in the reasonable judgment of Heinz, would detract from Employee's ability to apply his best efforts to the performance of his duties hereunder. Employee also agrees that he shall not usurp any corporate opportunities of the Heinz Group while employed by Heinz or which came to Employee's attention while engaged at Heinz.

     3.05.  Return of Materials.  Upon the termination of Employee's employment
            -------------------
with Heinz, Employee shall promptly deliver to Heinz all correspondence, business plans, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, computer storage media, proposals and any documents concerning the Heinz Group's businesses, customers, products, services or processes and, without limiting the foregoing, will promptly deliver to Heinz any and all other documents or materials containing or constituting Confidential Information.


     3.06.  Non-Solicitation of Employees.  Employee agrees that, during his
            -----------------------------
employment with Heinz and for two (2) years following termination of Employee's employment with Heinz, including without limitation termination by Heinz for cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Heinz or the Heinz Group to leave Heinz or the Heinz Group for any reason whatsoever or hire any employee of Heinz or the Heinz Group.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------


     4.01.  No Prior Agreements.  Employee states that he is not aware of and,
            -------------------
to the best of his knowledge has not signed or agreed to, any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions restricting his employment after leaving the employ of Campbell Soup Company, with the sole exception of the Restrictive Agreement, a copy of which was delivered to Heinz by Employee. To the best of Employee's
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                                      -9-

recollection, Employee did not sign the Patent-Trade Secret Agreement referenced in the Restrictive Agreement but if he did sign it or is bound by it, Employee does not believe such Patent-Trade Secret Agreement is inconsistent with Employee's obligations and duties under this Agreement. Employee and Heinz acknowledge that Employee's employment with Heinz will not require him to, and Employee shall not, (i) disclose or use any confidential information belonging to prior employers or other persons or entities in violation of the Restrictive Agreement or any other agreement to which Employee is bound, or (ii) directly or indirectly engage in any activity on behalf of or in furtherance of Heinz or the Heinz Group in breach of the Restraint or the Restrictive Agreement and shall at all times during the term of the Restraint restrict his employment and activities to those permitted under the Restraint Exception. It is Heinz' policy, and the policy of the Heinz Group and a specific direction to Employee, that Employee shall not (i) disclose or use any of the confidential information of Campbell Soup Company or any prior employer of Employee, to or for the benefit of Heinz or the Heinz Group, (ii) retain or withdraw from Campbell Soup Company any materials, documents or property of Campbell Soup Company upon his termination of employment with them, or (iii) breach the Restraint or undertake any activity not permitted by the Restraint Exception or the Restrictive Agreement. If at any meeting which Employee attends there is any discussion concerning businesses in which Employee may not participate or to which he may not contribute under the Restraint or the Restrictive Agreement, then Employee shall be and hereby is directed to withdraw from such meeting and not participate in or be a party to such meeting.


     4.02.  Review by Counsel.  Both Heinz and Employee represent and warrant
            -----------------
that their respective counsel have reviewed this Agreement.


                                   ARTICLE V

                                 MISCELLANEOUS
                                 -------------


     5.01.  Entire Agreement.  This Agreement represents the entire agreement
            ----------------
of the parties and may be amended only by a writing signed by each of them.


     5.02.  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the Commonwealth of Pennsylvania.
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                                     -10-

     5.03.  Agreement Binding.  The obligations of Employee under this Agreement
            -----------------
shall continue after the termination of his employment with Heinz for any reason and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of Heinz.


     5.04.  Assignment. This Agreement may be assigned by Heinz to any company
            ----------
or entity in the Heinz Group and may be further assigned by any assignee hereunder to any company or entity in the Heinz Group; provided, however, that any such assignment shall not occur during the term of the Restraint unless employment with the assignee qualifies under the Restraint Exception. Any assignment of this Agreement shall not constitute termination of employment under this Agreement nor shall any assignment constitute new employment for the Employee and all obligations specified in this Agreement shall be binding upon the Employee and the assignee after any such assignment. Employee may not assign this Agreement and any attempted assignment by Employee shall be invalid.


     5.05.  Confidentiality of this Agreement.  This Agreement shall be deemed a
            ---------------------------------
part of the Confidentiality Information and shall not be disclosed, in whole or in part, by Employee or Heinz to any third party, or to any employees within Heinz, its affiliates or subsidiaries, other than to or at the direction of Employee's supervisor; provided, however, Employee shall disclose it to his legal counsel for the purposes of receiving legal advice thereon and Heinz may disclose it as required by law or stock exchange rules.

     5.06.  Legal Proceedings.
            -----------------

     (a) If Employee is barred from the commencement or continuation of employment with Heinz hereunder by reason of a court order or injunction resulting from enforcement of the Restraint or the Restrictive Agreement, during the effective period of such order or injunction Employee shall be entitled to
(i) retain in any case the payment under Section 1.03 above and those stock options already vested under Section 1.06 above and (ii) receive the Base Salary and Incentive Compensation under Sections 1.04 and 1.05 as if Employee was actively employed with Heinz hereunder provided that such continuing

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                                     -11-

payments under Sections 1.04 and 1.05 shall cease if the order or injunction is not fully released within twelve (12) months of its initial effective date.

     (b) If a court with jurisdiction hereof determines that Employee's duties as described in Section 1.01 are not permissable, then Employee's duties, at Heinz' option, shall be changed and amended, the intent of this Agreement being that Employee shall not violate any term of the Restraint or the Restrictive Agreement and, despite any such changes or amendments in Employee's duties, Employee's rights and benefits shall continue as provided in this Agreement without reduction.

     5.07.  (a)  Counterparts, Section Headings.  This Agreement may be executed
                 ------------------------------
in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

            (b)  By-Laws.  Employee shall be entitled to the benefit of the
                 -------
Heinz By-Laws applicable for presidents of Heinz' North American affiliates. A copy of the current By-Laws is attached hereto as Exhibit B. In particular, Employee shall be and hereby is indemnified by Heinz against legal fees and other reasonable out of pocket expenses and any liability paid or incurred by Employee in connection with any actual, threatened or completed claim, action, suit or proceeding by reason of Employee having executed this Agreement and performing or seeking to perform his duties and obligations under this Agreement. This indemnification does not apply to any claim, action, suit or proceeding initiated by Employee against Heinz or Heinz' officers, directors or employees.

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                                     -12-

     EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.


Attest:




     January 6, 1996                         /s/ Daniel J. O'Neill     (SEAL)
----------------------------         ---------------------------------
                                     Daniel J. O'Neill



Attest:                              H.J. HEINZ COMPANY


     /s/ John Cartwright             By:     /s/ Anthony J. F. O'Reilly
----------------------------         ----------------------------------

                                     Title: Chairman and Chief Executive Officer
                                            ------------------------------------